For Immediate Release

Contact:

Mark Trinske

Director of Investor, Public &

Government Relations

Affinia Group Inc.

(734) 827-5412

AFFINIA REPORTS INCREASED NET INCOME

FOR THE SECOND QUARTER AND FIRST HALF OF 2007

ANN ARBOR, MICHIGAN, August 8, 2007 – Affinia Group Inc., a global leader in the on and off highway replacement products and service industry, today reported its financial results for the second quarter ended June 30, 2007.

Second Quarter

Net sales were $574 million for the quarter compared to $562 million for the same period in 2006.

Gross profit was $97 million as compared to $99 million for the same period in 2006. Gross profit for the second quarter was approximately 17 percent of sales, as compared to 18 percent for the same quarter in 2006. The decrease was largely a result of start-up costs associated with our facilities in Ukraine and Mexico and a new logistics program in the UK.

Selling, general and administrative expenses were $79 million, an improvement of $6 million compared to the same period in 2006. Selling, general and administrative expense as a percentage of sales improved to 14 percent.

Net income was $4 million which includes restructuring costs of $8.2 million net of tax, compared to a loss of $2 million, which includes restructuring costs of $5.9 million net of tax, for the same quarter in 2006.

As of June 30, 2007 Affinia had $44 million of cash and total long-term debt outstanding of $597 million. At June 30, 2007, Affinia had $10 million outstanding on its receivables securitization program. The company had no borrowing on its revolving credit facility, and was in compliance with all debt covenants.

“During the second quarter, we experienced lower than normal order fill rates at our brake business due to temporary capacity constraints we encountered as we expand our global manufacturing capabilities. While these lower order fill rates resulted in lower net sales, we expect fill rates will improve in the second half of the year as our new manufacturing capacity comes on line,” said Thomas Madden, Affinia’s Senior Vice President and Chief Financial Officer.

First Half 2007

For the six months ended June 30, 2007, net sales were $1.08 billion as compared to $1.11 billion for the same period in 2006.

Gross profit improved to approximately 18 percent of sales, as compared to 17 percent for the same period in 2006.

Selling, general and administrative expenses were $162 million, $7 million less than the first half of 2006. Selling, general and administrative expenses as a percentage of sales were 15 percent, unchanged from the first half of 2006.

Net income was $1 million which includes restructuring costs of $14.3 million net of tax, compared to a net loss of $8 million, which includes restructuring costs of $11.1 million net of tax, for the first half of 2006.

On a pre-tax basis, Affinia has recorded $80 million in restructuring costs to date. The company continues to expect that its total cash and non-cash costs associated with the comprehensive restructuring plan will be approximately $152 million.

“During the first half of 2007, we continued to implement our comprehensive restructuring program. We consolidated facilities, reduced costs, and grew our global manufacturing footprint. We started construction of a new manufacturing facility in Coahuila, Mexico, where we expect to begin production in the fourth quarter of this year. Also, our new facility in Ukraine began customer shipments in April. We are building a solid foundation for improvements in global sales and operating margins,” said Terry McCormack, Affinia’s President and Chief Executive Officer.

Conference Call

Affinia will hold a conference call to discuss its second quarter 2007 financial results on Thursday, August 9, 2007 at 11:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia’s web site: www.affiniagroup.com on Wednesday, August 8, 2007.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 6872630. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 6872630.

Affinia Group Inc. is a global leader in the on and off highway replacement products and service industry. In North America the Affinia family of brands includes WIX® filters;   Raybestos® brand brakes and AIMCO® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this report, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; changes to anti-dumping rates; risk of impairment to intangibles and goodwill; risk of a successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; the threat of work stoppages and other labor disputes; challenges to our intellectual property portfolio; and our exposure to product liability and other liabilities for which Dana Corporation  retained responsibility due to its Chapter 11 filing. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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